UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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This Schedule 14A contains excerpts from Nielsen’s Global Town Hall, which was originally held on November 7, 2019 and posted online for Nielsen associates on November 11, 2019, relating to the previously-announced proposed spin-off of Nielsen Holdings plc’s (“Nielsen”) Global Connect business.

* * *

David Kenny: (01:21)

But the other thing we did today was finally conclude once and for all, and forever, the Nielsen strategic review. For a lot of people that spent a lot of hours on that. I’m grateful. and just to put some context, so to go back to July, 2018, Mitch Barns announced his retirement and the board got a letter from Elliot shortly thereafter and decided to launch a strategic review where everything was open. We could sell the Buy business, we could sell the Watch business, we could sell the whole business, we could go private. We’ll look at everything. that’s easy to say. That’s hard to do. I would assure you that the board did look, oh, and we’ll find a new CEO.

David Kenny: (02:14)

and Jim Atwood became the executive chairman to say, I’ll run this strategic review and I’ll find a CEO. And I would say today, this morning on the earnings call, he said, I did both of those and I will now step back and be just chairman of the board. So there, there is no longer an executive share, which I think people should take as another signal that our board of directors has confidence in all of us and believe that the company’s in very good hands and it’s very solid. And I would say at that time there was a lot of uncertainty about what the right answer was and a lot of options and a lot of uncertainty about sort of how solid the business was. Since I came in the last 11 months. And Dave a little before me. I think what I’m very grateful for is that everybody here rallied.

David Kenny: (03:01)

Everybody here proved to me that if we can stop debating things and make decisions and be clear where we’re going, Nielsen people will deliver, deliver fast, deliver hard and deliver right. And we did that. We have not missed a single expectation in 2019. Which matters to our board and it matters to our investors because that gave us a lot more flexibility in what we could do. And I think, while we looked at a lot of options, what we concluded at the end of the day is we have two great multibillion dollar global franchises in Connect and in Media. And there’s some limited synergy between them, but by and large, they perform better when they’ve got focus. And actually by simplifying the company into those two things and allowing that- so, there isn’t, going back to a corporate strategy, the Connect business and the Media business leaders considered a table debate.

David Kenny: (04:02)

But the decisions around Media and the decisions around Connect are different. They’re different businesses, they’re different in markets, they’ve got different margins, they’ve got different things they need to invest in so we can make that happen. And I would say this gave our board a lot more confidence to make the right decision. I believe that those who are investing in the company for the long term also believe that. I was really pleased. So one of our more vocal investors at Elliot Management did issue a statement right after our earnings. Voicing their support as a big shareholder that they think of all the options we had, this one is the very best one and they’re proud to invest and they believe this investment will generate return to them over the long term. And that is an investment in every person who’s watching this video. So thank you for making that happen. We should be really proud of being at this new day for Nielsen. So thank you.

David Kenny: (05:17)

We are gonna, we are going to pick a CEO sometime before we spin, so we’ll get to that in, in the first half of 2020 there are a couple of internal candidates who might want to give their point of view and hug each other.

David Kenny: (06:12)

there are some external candidates, and we’ll, we’ll make that call. But you know, for the time being, I think, uh, Pat and John, with some real support from Dave in a CLL role, are going to make that work. and I’ll continue to, to help set that up, but it will be it’s own ticker, it will be its own board of directors and it’ll be able to make its own decisions and fly and then Media will be able to do the same thing. So as you know, a standalone media company, we’ll be able to do all the things that it needs to do to be one media truth in this future world where we’ve got so much more media than ever before. And boy, have we heard from clients on both the advertisers side and the seller side that they need that to happen.

David Kenny: (07:55)

So I think this is going to clean up a lot of things. I think it’s going to make us run a lot faster, be a lot smarter and be more aligned. So it took a, a lot of twists and turns and looking at alternatives to get here. But in the end, what I can tell you, last Sunday when our board made the final decision, they made it with the highest level of competence they have ever had in the Nielsen company. And that is because of everybody here. So for me, I’m just grateful to lead you. It was a real proud moment to have our board stand up and say, “We’re going to control our destiny.” We have the people and we have the plan to make it happen. So it’s awesome. So with that, let me

John Tavolieri: (09:13)

Great. Thank you, Dave. Good morning everybody. I think I’ll go first and hand it over to my partner in crime. So what I wanted to say was, it’s a really exciting day for us on the connect side. We look at, now, an opportunity to truly unleash the full potential of this franchise, which is the global market leader, the only company that does what we do in nearly 100 markets around the world. And Pat and I couldn’t be more excited or more proud at being given the chance now to go and make that happen within the marketplace. This notion of independence, as David talked about, I think is going to give us a chance to build a very focused strategy and build on that execution that we’ve proven over the past few quarters that we have the ability to go and deliver.

Karthik Rao: (14:20)

When clouds clear, you get clarity and that obviously changes the way people think about the future and optimism, right? So, so clarity and focus for us in media this whole year, we’ve done a lot of work to create focus for the business. And so operationally, the news you heard today should not feel that different. It’s not totally complete, but we have a huge head start, as does the Connect friends that are on the other side of the eye, like totally a whole year spent on trying to create that focus. Now is the time to sort of capitalize on it, that’s the way I see it. So it shouldn’t really materially change anything.

David Kenny: (18:01)

Yep. So the Nielsen name will be used by Nielsen Media as a brand and by Nielsen Connect as a brand. So the website actually already went live. Blue stayed with Media, Connect is now purple. So I, you know, and there will continue to be a relationship between the companies to use the brand. The companies have been separated in the past and the brand worked well before, I think connect and media help clarify it, so it’ll be two brands.

David Kenny: (18:38)

But Nielsen is really important to both markets, for sure. Good question. Thank you.

Kristie Stegen:

I’m going to give you one from our Google form. Just a reminder. You can ask questions on currents or through our anonymous Google form. What does the relationship between client support between Connect and Media look like in the future for when clients use both? Yes. We are currently handling accounts together with a one Nielsen approach. So what might change? Okay. A lot of work’s been done on that. So you might want to start Pat.

Pat Dodd: (19:12)

Yeah, it’s a great question and obviously, Megan, myself, Karthik and John had been spending a lot of time on this over the last little while. So for our clients, we’re telling them all today our relationship still should be seamless in the way that we interact with them in terms of all the contracts we have. We want to make it as easy. These clients spend a lot of money with us, they count on us and we have to make sure that we transition anything we do in a really careful way. That being said, specialization is really important in this world and that’s where we’ve been moving towards over the last year. Experts in consumer packaged goods, experts in retail, experts in certain products and capabilities. Same thing would rely on the Media side, but there are a few places that we do overlap. and one area in particular is in the marketing effectiveness area. and this is an area that we’ve been working very closely on. We still want to take care of our FMCG clients, but we have experts that are sitting in Media that can really add this insight to them. But Karthik, do you want to add a little bit of what you and I have been working on?

Karthik Rao: (20:12)

Yeah, I, I think, uh, just to reiterate the, the core principle was let’s not confuse the heck out of our clients. Make life simple and seamless for them. and between the teams, we figure out what necessary commercial arrangements need to be. So we’ve done a lot of work on that. eventually it’ll, it’ll get a lot earlier. We have a model, but we’re starting with the golden principle of let’s not confuse our clients. I really don’t think the way teams work with each other should ever change. It has nothing to do with Media, marketing effectiveness, Connect. Like we’re all colleagues, you know, we all still hold the Nielsen brand. I don’t think that interaction should change for any reason, but we still got to honor this construct of focus and specialization. So that’s the way I would think about interactions going forward.

David Kenny: (21:00)

To the Media side, I want to add one clarification as to why this helps Media grow. This relationship is great. I want a similar relationship between Media and information in the auto sector, pharmaceuticals, telco, retail, consumer electronics, financial services, insurance. I think we’ve learned that the media data, when combined with industry data, makes a difference. We have a very preferred relationship here, but I think we’ve learned a model here that we can apply to partnering with lots of other information service companies in other sectors that’s going to allow the demand side of media to grow quite a bit as we don’t just focus on CPG, but we focus on all categories because everybody advertises. So it’s a real growth opportunity. We’ve learned here that Media as a separate company will now take to other verticals.

Kristie Stegen: (21:53)

Okay. Our next question, we have several of these. kind of in this vein, we’ve been down this road before being two separate companies. So what’s different this time?

David Kenny: (22:04)

Well, I wasn’t here before. that’s a difference. So let’s say when, we look back at it, I think that, you know, and it wasn’t just this mega merger by VNU, but sometimes acquisitions have been done to bulk up to, you know, get bigger, to find scale. I’m not sure they’ve all worked. this is why, you know, I think the world’s gotten more transparent. It’s why we changed investor relations to report organic growth and I think what matters now is when both companies will still acquire and can emerge things in, but they’re gonna merge things in that are investments on the roadmap that drive organic growth. And I think, you know, what’s different is that the sort of financial engineering that is the look-at scale. I think this is less relevant to the public markets today and certainly really is relevant to clients. So having real clarity about roadmaps, real clarity that any acquisitions and combinations have to support those roadmaps, that we’re not trying to become a portfolio, we’re trying to become two platforms, two unified platforms is a big difference. And that’s part of the reason it made sense to be separate. The world’s just different is far more technical today than it was before. And I think our investors need platforms that scale. Can I add something?

John Tavolieri: (23:27)

So from a Connect perspective, I think I’ve seen every one of those moves in terms of how Connect or AC Nielsen or whatever has lived in the past. And I would say if I compare where Connect is today versus where it would have been through those other situations, it’s night and day in terms of at least our product roadmap. the one platform that we know we have that we’re going to roll out across the country or the globe, I should say, the back end automation that we’ve done with in field data collection, what we’ve done to create the super hubs. I think the way that we work together with commercial. So you know, I remember in a day prior to some of those situations where you had a U.S. team and a European team and you had AOD fighting against the European factory. That is not at all the case that exists today in Connect. A very clear roadmap, a very solid foundation. We know where we’re going and now it’s all about how quickly we get there.

Audience Member: (24:51)

I don’t know that this question is too early, but I’m asking anyway. So in terms of the shared infrastructure, everything from like health and benefits to the physical office space that we sit in, I guess like what is the plan for that? Either separating, or staying together or just what’s the plan?

David Kenny: (25:06)

I told you you had to be up here. Yeah, there’s actually a whole process to sort that out. Yeah, it’s really, yeah,

Dave Anderson: (25:10)

It’s a really good question. Obviously, the approach is going to be, we’re going to establish, and I’ll have some of this material in a little bit, establish what we would call a PMO or program management office, really to, to develop all of the full dimension of the separation. Then ultimately the spin-off of the tax free distribution of the connect business to our shareholders. As part of that, and we’ve made a lot of strides already in the strategic review, in what I would call separateness as opposed to separation. Really defining, you know, what people, what assets, et cetera reside with each business. That’s by the way really helped us, uh, as well. And I think, uh, as David would attest, is also provided for the board, for David and the board. A real evidence of the, you know, potential here. So more to come on that front. A lot more work to be done in that process. We’ve, we’ve done a lot already and one of the points I’ll make in a little bit, and I’ll make it now is, we’re gonna provide frequent updates so that there’s clarity around this for folks. Cause it’s a really good question. Good.

Dave Anderson: (30:26)

We’re going to have separate targets for both Media and Connect. So if you think about debt and equity in the balance there, what’s often called leverage, your leverage ratio that’s going to be different between the two businesses. It’s another thing, as David said, that really points to why the stand alone makes sense. The independence between the two. They can manage their own capital structures, their own balance sheet or own shareholder basis

Dave Anderson: (31:22)

The considerations in timing. There was a form 10, think of that as sort of a a focused 10K, today. You know, annually we produce an annual report on 10K it’s an SCC filing, all New York stock exchange registered stock companies do that. Our 10K is now going to be preceded by a form 10, which was going to have the connect business essentially on a standalone basis with audited financials.

Dave Anderson: (32:27)

We’ll hope to publish that by mid year. That’s a requirement in the path to be able to affect the full separation, the full legal separation, and the public listing of the connect business in a standalone, conducted a public listing of the media business. The transaction we anticipate to be complete then in 12 months.

Dave Anderson: (34:28)

First of all, obviously sustaining our positive operating momentum. That’s absolutely key. Focusing on the job at hand. It’s great. We’ve got now clarity in terms of, of our future direction and our strategic direction overall as a company. But what’s critical is each one of us, every day, focus on the job at hand, work with our teams, work with our clients, deliver, therefore, a strong fourth quarter and of 2019 finish. Right now we’re working through further iterations on the 2020 plans and, and we’ve, we’ve, we’ve thrown some additional challenge into the mix for the leadership teams for both connect and media. And, and, and, and we’re working that through as a, as a group. And that’s very, very important because that’ll set the stage and set the tone for communications in February when we release fourth quarter 2019 and full year 2019 results. We’re also going to talk about 2020. When we talk about 2020, it’s vital that the message there makes sense in the context of the momentum that we’ve established as a company.

Forward-Looking Information

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the spin-off transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the expected benefits and costs of the spin-off transaction, the expected timing of completion of the spin-off transaction, the ability of Nielsen to complete the spin-off transaction considering the various conditions to the completion of the spin-off transaction (some of which are outside Nielsen’s control, including those conditions related to regulatory approvals), business disruption during the pendency of or following the spin-off transaction, diversion of management time on the spin-off transaction-related issues, failure to receive the required shareholder approval of the spin-off transaction, retention of existing management team members, the reaction of customers and other parties to the spin-off transaction, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether or not an IRS ruling will be sought or obtained), potential dissynergy costs between Nielsen Global Connect and Nielsen Global Media, the impact of the spin-off transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this communication, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

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